EXHIBIT 10.22

                            CLIENT SERVICE AGREEMENT

THIS MARKETING AGREEMENT is made by and between THE INVESTOR
COMMUNICATIONS GROUP, INC., a GEORGIA Corporation, hereinafter sometimes referred to as (ICG or Party) and I P VOICE COMMUNICATIONS, INC., a NEVADA Corporation, hereinafter sometimes referred to as (the Company; or the Client; or Party).

WITNESSETH:

WHEREAS, ICG is a financial public relations and direct marketing advertising and consulting firm, and

WHEREAS, the Company is publicly held with its common stock trading on one or more stock exchanges and/or Over The Counter or on NASDAQ, and

WHEREAS, the Company desires to publicize itself with the intentions of making its name and business better known to its shareholders, investors, and brokerage houses, and

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

A. ENGAGEMENT: The Company hereby engages ICG to publicize the Company to brokers, prospective investors and shareholders described in Section B of this agreement, and subject to the further provisions of this agreement. ICG hereby accepts the Company as a client and agrees to publicize it as described in Section B of this agreement, but subject to the future provisions of this agreement.

B.       SERVICE PROGRAM:   Consists of the following components:

         1. ICG will review all of the general information and recent filings from the Company and produce a 4-page, 2-color informative Corporate Overview about the Company. ICG will conduct a 63,500 piece direct mailing of the Corporate Overview and an equal number of responsive cards. The Corporate Overviews will be prepared in brokerage style format and will be submitted to the Company for approval prior to printing and mailing. The mailing will go out to 60,000 investors and 3,500 registered brokers from ICG's database.

         2. ICG will distribute a Corporate Overview to each current shareholder of the Company's common stock along with a letter highlighting our investor relations campaign.

         3. ICG will produce a peer group analysis, identifying potential institutional investors.

/s/ BW                                                     /s/ TRG
------------                                            ---------------
                                                                ICG

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         4. ICG will  make  follow-up  calls  and  mailing  to those  identified potential institutional investors from the peer group analysis.

         5. ICG will coordinate the production of a 13 week, Cable TV campaign currently broadcast to approximately 21 million homes.

         6. ICG will use its best efforts to obtain the Company exposure on national and regional financial radio programming, in independent financial newsletters, and various other financial related publications and media.

         7. ICG will assist in writing, editing and placement of any news releases.

         8. ICG will produce a Corporate Communications and Disclosure Policy for the Company.

         9. ICG will deliver via fax or mail quarterly reports and news releases to interested parties and shareholders.

         10. ICG will develop and stage a conference call immediately following quarterly releases.

         11. ICG will write and produce a press release announcing our engagement. Company shall be solely responsible for paying all fees associated will all actual release(s) through Business Wire, P.R. Newswire, or any other comparable news dissemination source.

         12. ICG may, at its own discretion, and with approval of the Client, at its own expense pay for special reports that can be published in various financial trade publications for both public relations and lead generating purposes.

         13. ICG will coordinate an outbound/inbound broker lead generating program.

         14. ICG will produce and place up to 5 Corporate Announcements in the Investors Business Daily.

         15. ICG will write a press release announcing our engagement as Investor Relations counsel.

         16. ICG will coordinate all campaign related activities.

         17. ICG will insert 30,000 Corporate Overviews in an issue of The Investment Reporter.

         18. ICG will produce a 35,000 piece E-Mail campaign.

/s/ BW                                                               /s/ TRG
------------                                                  ---------------
                                                                       ICG

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C.  TIME OF PERFORMANCE:     Services to be performed under this agreement shall
commence upon the execution of this agreement and shall continue until completion, which generally is expected to occur within six months.

D. COMPENSATION AND EXPENSES: In consideration of the services to be performed by ICG, the Company agrees to pay compensation to ICG as follows:

         1. $75,000, payable in cash over six months in six equal payments pf $12,500 per month, and 200,000 registered free trading shares based on the valuation of the shares equally $1.00 per share. ICG will not commence work until receipt of full compensation. Should the value of the shares be less than $200,000 upon delivery of said shares to ICG, the Company will issue additional registered free trading shares to compensate the difference within 5 business days.

         2. COMPANY shall issue to ICG, its officers, directors, employees or assigns warrants to purchase 100,000 shares of Client's common stock at a strike price of $2.00 per share. The warrants shall be exercisable for a period of two years from date of actual physical issuance of the warrants. The warrants shall have piggyback registration rights.

         3. ICG agrees that all expenses incurred by ICG in performing this contract will be paid by ICG except those specifically passed on to the Company in this agreement.

         4. ICG may transfer the shares issued to it to its officers, directors and employees: however, ICG will not transfer the shares issued to it except in sales through licenses NASD members at prices no less than the highest bid price at the time of the sale and ICG will require the same if its officers, directors, and employees. Further, ICG, its officers and employees will not use any of the shares issued to it, or allow a brokerage firm to use any of the shares issued to it, to sell the Company's stock "short" or to "short the Company's stock against the box."

         5. Prior to selling any shares of the Company's common stock received as consideration hereunder to a third party, ICG or any of its officers, directors and employees as the case may be, agrees that prior to completing a sale to a third party, to offer such shares of common stock which are for sale to the Company or an agent designated by the Company on no less favorable terms and conditions than offered to such third party. All transactions between ICG or its assigns and the Company or its assigns shall be settled the day following any transactions(s). Shares exchanged shall be delivered via DTC and money exchanged shall be wired into the appropriate account(s) as per instructions from both parties.

E. REPRESENTATIONS AND WARRANTIES OF COMPANY: The Company represents and warrants to ICG, each such representation and warranty being deemed to be material that:

/s/ BW                                                               /s/ TRG
------------                                                  ---------------
                                                                        ICG

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         1.       The Company will cooperate fully and timely with ICG to enable
                  ICG to perform its obligations under this agreement.

         2. The execution and performance of this agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law, to the extent required, by the requisite number of shareholders of the Company.

         3. The performance by the Company of this agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

         4. The Company will promptly deliver to ICG a complete due diligence package to include the latest 10K, latest 10Q, last six months press releases, and all other relevant materials, including but not limited to corporate reports, brochures, etc.

         5. The Company will promptly deliver to ICG a list of names and addresses of all known shareholders of the Company.

         6. The Company will promptly deliver to ICG a list of brokers and market makers of the Company's securities which have been following the Company.

         7. The Company will act diligently and promptly in reviewing materials submitted to it by ICG to enhance timely distribution of the materials and will inform ICG of any inaccuracies contained therein prior to the projected publication date.

         8. The Company represents that all information included in the information package furnished to ICG shall disclose all material facts and not omit any facts necessary to make statements made on behalf of the Company not misleading.

F. FURNISHING OF INFORMATION BY CLIENT: The Company agrees to update the information package on a continuous basis. The Company understands that the sole purpose of the information package is for Investor Relations. ICG is not obligated to assess the financial responsibility of the Company. ICG may rely on and assume the accuracy of the information submitted to them by the Company.

G. COVENANTS OF THE COMPANY: The Company covenants and warrants that any information submitted for dissemination will be truthful, accurate, in compliance with all copyright laws and all other applicable laws and regulations and will not be submitted in connection with improper or illegal act or deed.

/s/ BW                                                            /s/ TRG
------------                                                    ---------------
                                                                   ICG


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H. CLIENT  RESPONSIBLE  FOR  INFORMATION  PROVIDED TO ICG:  Company  assumes and claims all responsibility and liability for the content of all information disseminated on behalf of the Company which have been approved by the Company. The Company shall indemnify and hold ICG, its subsidiaries, officers and employees harmless from and against all demands, claims or liability arising for any reason due to the content of information disseminated on behalf of the Company. The Company shall indemnify and hold harmless from and against all demands, claims or liability arising for any reason due to the content of information disseminated on behalf of the Company. This indemnity shall include any cost incurred by ICG including, but not limited to, legal fees and expenses incurred both in administrative proceedings at trial and appellate levels, in settlement of claims, and payment of any judgment against ICG.

         In order for the indemnity provisions of this paragraph to bind Client, ICG must within ten (10) business days of receipt notify Client in writing of any demands, claims or liability for which ICG claims Client is responsible and Client shall be entitled, but shall not be obligated, to assume and/or control defense and/or settlement of any actions, demand, claim or liability. Client shall not be required to indemnify ICG for ICG's own negligent or intentional acts or omissions.

I.  ASSIGNMENT AND DELEGATION:   Neither Party may assign any rights or delegate
any duties hereunder without Party's express written consent.

J. EARLY TERMINATION: If the Company fails to cooperate with ICG, or fails to make timely of the compensation set forth in Section D of this agreement ICG shall have the right to terminate any further performance under this agreement. In such event all compensation shall become immediately due and payable and/or deliverable, and ICG shall be entitled to receive and retain the same as liquid damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that is would be too difficult currently to determine the exact extent of ICG's damage, but that the receipt and retention of such compensation is reasonable present estimate of such damage.

K. LIMITATION OF ICG LIABILITY: If ICG fails to perform its services hereunder, its entire liability to the Company shall not exceed the lesser of (a) the amount of each compensation ICG has received from the Company under Section D of this agreement or (b) the actual damage to the Company as a result of such nonperformance. In no event will ICG be liable for any indirect, special or consequential damages nor for any claim against the Company by any person or entity arising from or in any way related to this agreement, unless such damages result from the use, by ICG of information not authorized by the Company, or from ICG's violation of federal or state securities laws.

L. OWNERSHIP OF MATERIALS: All right, title and interest in and to materials to be produced by ICG in connection with the agreement and other services to be rendered under this agreement shall be and remain the sole and exclusive property of ICG, except that if the Company performs fully and timely its

 /s/ BW                                                               /s/ TRG
------------                                                   ---------------
                                                                       ICG

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obligations  hereunder,  it shall be  entitled to all  ownership  rights of such materials. ICG will have the right to use all materials without the need of request.

M. CONFIDENTIALITY: Until such time as the same may become publicly known, ICG agrees that any confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this agreement, and upon completion of its services and upon written request of the Company all materials, original documentation provided by the Company will be returned to it. ICG will, however, require Confidentiality Agreements from its own employees and from contractors ICG reasonably believes will come in contact with confidential material.

N. ENTIRE AGREEMENT: This writing contains the entire agreement of the Parties. No representations were made or relied upon by either Party, other than those expressly set forth. Furthermore, the Company understands that ICG makes no guarantees, assurances or representations in regard to the results of its services. No agent, employee or other representative of either Party is empowered to alter any terms, unless done in writing and signed by an executive officer of the respective Parties.

O. CONTROLLING LAW AND VENUE: This agreement's validity, interpretation and performance shall be controlled under the laws of the State of Georgia.

P. SEPARABILITY: If one or more of the provisions of this agreement shall be held invalid, illegal, or unenforceable in any respect, such provision, to the extent invalid, illegal, or unenforceable, and provided that such provisions is not essential to the transaction provided for by this agreement, shall not affect any other provision hereof, and the agreement shall be construed as if such provision had never been contained herein.

Q. ARBITRATION: Any controversy or claim arising out of or relating to the agreement, or the breach thereof, shall be settled by arbitration in accordance with commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

R. PREVAILING PARTY: In the event of the institution of any legal proceedings or litigation, at the trial level or appellate level, with regard to this agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party all costs, reasonable attorney fees and expenses.

S. FAILURE TO OBJECT NOT TO WAIVER: The failure of either Party to this agreement to object to, or take affirmative action with respect to any conduct of the other which in is violation of the terms of the agreement shall not be construed as a waiver of the violation or breach, or of any future violation, breach or wrongful conduct.

T.  NOTICES:     All notices or other documents under this agreement shall be in

/s/ BW                                                                /s/ TRG
------------                                                  ---------------
                                                                         ICG

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writing  and  delivered  personally  or mailed by  certified  mail or  overnight services, postage prepaid and addresses to the representative or company as follows:


The Investor Communications Group, Inc.    AND     IP Voice Communications, Inc.
1730 Mt. Vernon Road, Suite C                      7804 Yorkshire Drive
Atlanta, GA 30338                                  Castle Rock, CO 80104
Telephone: (770) 351-9700                          Telephone: (303) 663-9188


U. HEADINGS: Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

VI.  MISCELLANEOUS:

         1, EFFECTIVE DATE OF REPRESENTATIONS:   Shall be no later than the date
ICG is prepared to distribute letters and/or Corporate Overviews pursuant to the agreement.

         2. CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.

         3. MULTIPLE COUNTERPARTS: This agreement may be executed in multiple counterparts, each of which shall be deemed an original.

         4. SIGNATURES: All Parties agree that signatures sent by facsimile transmission are legally binding and acceptable by each party.

         5. CONDUCT: ICG agrees to abide by rules and regulations of the Securities and Exchange Act of 1934.

EXECUTED this  15 day of  July , 1998.



The Investor Communications Group, Inc.        IP Voice Communications, Inc.

By:  /s/Tony R. Golden                           By: /s/Barbara S. Will
--------------------------                        -----------------------------
    Tony R. Golden, CEO                             Barbara S. Will, Pres./COO





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